WHY WE LIKE THIS PAINTING

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- Kazuo Shiraga is widely celebrated for his unique method of swinging from a rope while painting visually striking abstractions with his feet, and was one of the founders of the influential Gutai art movement in Japan.
- Shiraga's top auction record is $10,285,492 for *Takao* (1959), which sold in June 2018. Early works from the Gutai period (1954-1972) such as *Takao* are most notable in the artist's oeuvre.
- Major paintings from the 1990s – such as *Kosha* – account for some of the artist's top auction records that were created after the Gutai period, including *Kaien* (1999), which sold for $3,047,194 in November 2014.
- One of the largest paintings by Shiraga to ever come to auction, *Kosha* previously sold for $2,068,093 in February 2014. Masterworks offering size is $2,638,000.
- The Guggenheim Museum hosted two recent exhibitions on the Gutai movement, in 2013 and 2017.
- Although there are no guarantees, similar works have appreciated at 23.8% annualized historically from 2006 to 2020.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$16,572,878

2020 Number of Lots Sold
40

KAZUO

Shiraga

b. 1924–d. 2008, Japan



Kazuo Shiraga (b. 1924–d. 2008, Japan) is widely celebrated for his unique method of swinging from a rope while painting visually striking abstractions with his feet.

THE PAINTING

Kosha, 1992

Oil on canvas
86 × 115 in. (218 × 291 cm.)

Offering Circular: sec.gov/edgar

PRICE APPRECIATION OF SIMILAR WORKS[1]

23.8%

INITIAL OFFERING

$2,638,000

APPRAISED VALUE

$3,500,000

The Painting is an excellent example of Kazuo Shiraga's large and gestural late career works that were inspired by his innovative years as a major figure of the Gutai group from 1954 to 1971. Consistent with the artist's signature style, the Painting was created with the artist's feet as he swung across the canvas while holding onto a rope, almost dancing, in order to paint an energetic abstraction. The Painting is rare in the context of Shiraga's oeuvre, due to its bright colors and large scale. In fact, the Painting is one of the largest works by the artist to have ever sold at auction.

Major paintings from the 1990s account for some of Kazuo Shiraga's most expensive works sold at auction that were created after the Gutai period. These top later works are led by *Kaien* (1999), which sold for HK$23,640,000 ($3,047,194) on November 22, 2014 at Christie's Hong Kong, followed by Hika (1999), which sold for HK$18,880,000 ($2,435,520) on April 6, 2015 at Poly Auction Hong Kong, and Uchoten (1994), which sold for €2,103,000 ($2,387,746) on June 7, 2016 at Sotheby's Paris. The Painting was previously sold at Sotheby's London on February 12, 2014 for £1,258,500 ($2,068,093), against an estimate of £900,000 to £1,200,000 ($1,478,970 to $1,971,960). The year, composition, execution and scale of the Painting make this work a rare, desirable and commercially appealing example by Kazuo Shiraga.

In 1986, Galerie Stadler in Paris premiered Kazuo Shiraga's first European solo exhibition, and the artist's work was featured in a group exhibition of the Japanese Avant-Garde at the Musée National d'Art Moderne Centre Georges Pompidou. In the later years of his life, Shiraga was awarded with numerous prestigious prizes for his contributions to Japanese art including the Hyogo Prefectural Cultural Prize for Excellence in 1987, the Distinguished Service Medal for Culture in 1999, and the Art Prize of Osaka City Selected in 2002. Shiraga's work was shown at both the 2007 and 2009 editions of the Venice Biennale in exhibits titled "Artempo. Where Time Becomes Art" and "Gutai", respectively. Kazuo Shiraga has been the subject of numerous solo exhibitions, including "Kazuo Shiraga: Painting Born Out of Fighting", organized by Azumino Municipal Museum of Modern Art, which traveled to the Amagasaki Cultural Center, the Yokosuka Museum of Art and the Hekinan Museum of Contemporary Art in 2009. Works by the artist have been included in group exhibitions at renowned institutions such as the Museum of Modern Art and the Solomon R. Guggenheim Museum in New York, the Museum of Contemporary Art in Los Angeles, the San Francisco Art Institute and the Dallas Museum of Art, among others. Kazuo Shiraga's work is held in the permanent collections of the Metropolitan Museum of Art in New York, the Musée National d'Art Moderne Centre Georges Pompidou in Paris and the Walker Art Center in Minneapolis, among others. As of June 22, 2021, Shiraga's auction records are led by *Takao* (1959) which sold for €8,731,400 ($10,285,492) on June 6, 2018, *Tentaisei Soushiko* (*The Winged Tiger*) (1960) which sold for €7,796,300 ($8,638,167) on December 4, 2019, and *Gekidou Suru Aka* (1969) which sold for €3,905,500 ($5,317,338) on June 3, 2014.

Major paintings from the 1990s account for some of the artist's most expensive works sold at auction that were created after the Gutai period. These top later works are led by *Kaien* (1999), which sold for HK$23,640,000 ($3,047,194) on November 22, 2014 at Christie's Hong Kong, followed by *Hika* (1999), which sold for HK$18,880,000 ($2,435,520) on April 6, 2015 at Poly Auction Hong Kong.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3M
$2.25M
$1.5M
$.75M
2005
2006
2008
2009
2010
2011
2012
2013
2015
2016
2017
2018
2019
2020



As of June 22, 2021, Shiraga's auction records are led by *Takao* (1959) which sold for €8,731,400 ($10,285,492) on June 6, 2018, *Tentaisei Soushiko (The Winged Tiger)* (1960) which sold for €7,796,300 ($8,638,167) on December 4, 2019, and *Gekidou Suru Aka* (1969) which sold for €3,905,500 ($5,317,338) on June 3, 2014.







Consistent with the artist's signature style, the Painting was created with the artist's feet as he swung across the canvas while holding onto a rope, almost dancing, in order to paint an energetic abstraction. The Painting is rare in the context of Shiraga's oeuvre, due to its bright colors and large scale. In fact, the Painting is one of the largest works by the artist to have ever sold at auction.

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise selected paintings by Kazuo Shiraga that were created between 1980 and 2008 that are between 50 inches by 50 inches and 120 inches by 120 inches and exhibit dominant visual characteristics similar to the Painting, excluding monochromatic black or grisaille paintings. Sales of paintings that were not deemed visually comparable to the Painting were not included in the set of selected similar sales. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 23.8% CAGR implied from selected sales occurring from March 31, 2006 to December 2, 2020. The realized price of this set of similar sales has exhibited a downward trend during the past five years with only a small number of transactions during this more recent period, reflecting an increase in volatility

3. Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 26.3% CAGR implied from 28 sales of paintings, including one past sale of the Painting, occurring from March 31, 2006 to December 2, 2020.